Filed pursuant to Rule 433 | Registration Statement Nos. 333-162219,
333-162219-01, 333-179685 and 333-179685-01

RBS Investor Products TM

Investor Products Fact Sheet
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The Investor Products group within the RBS Markets and International Banking division delivers multi-asset investment solutions for both retail and institutional investors. RBS products are offered across a wide range of structures and risk-return profiles that are designed to cater to investors with varying investment objectives, risk tolerance and time horizons.

Our Products
We offer innovative products designed to provide investors access to particular investment strategies, indices and themes; we also offer customer-driven solutions. RBS products are not[]Federal Deposit Insurance Corporation
(FDIC)-insured or government guaranteed.

[] Corporate Notes  [] Exchange Traded Notes (ETNs)
[] Structured Notes [] OTC derivatives

Our products enable investors to diversify their investment portfolio across multiple asset classes.

[] Interest Rates [] Commodities      [] Hybrids and multi-asset solutions
[] Equities       [] Foreign Exchange [] Other market measures
[] Equity Indices [] Inflation

Issuer Details

You can find additional details about RBS Group (SEC file no. 1-10306) and RBS
Holdings N.V. (SEC file no. 1-14624) through information they file with the
Securities and Exchange Commission (SEC) at www.sec.gov, which you should read before investing in RBS products.

Global Solutions with Broad Reach
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Founded in 1727, The Royal Bank of Scotland Group plc (RBS Group) is the holding company of a large global banking and financial services group, headquartered in
Edinburgh. Globally, RBS Group has a diversified customer base and provides a wide range of products and services to personal, commercial and large corporate and institutional customers.

The Royal Bank of Scotland plc (RBS plc), The Royal Bank of Scotland N.V. (RBS
NV) and Citizens Financial Group, Inc. are subsidiaries of RBS Group.

To find out more
RBS Investor Products
1-866-747-4332

For broker-dealer and registered investment adviser use only. Not for distribution to retail investors.

Issuer Long-Term Senior Unsecured Credit[]Ratings
As of September 6, 2012

            SandP Moody's Fitch
----------- --- ------- -----
RBS plc*     A    A3     A
----------- --- ------- -----
RBS NV*      A    A3     A
----------- --- ------- -----
RBS Group** A-   Baa1    A
----------- --- ------- -----

* Issuers of RBS products and subsidiaries of RBS Group.
** Issuer of RBS products and guarantor of RBS products issued by RBS plc and
RBS NV.

A credit rating is not a recommendation to buy, sell or hold securities. Credit ratings may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.

RBS Group Selected Key Financials
Risk Asset Ratio

                  At December 31
----------- ----- -------------- -----
            2011       2010      2009
----------- ----- -------------- -----
Core Tier 1 10.6%      10.7%     11.0%
----------- ----- -------------- -----
Tier 1      13.0%      12.9%     14.1%
                           At June 30
----------- ----- --------------------
                       2012      2011
----------- ----- -------------- -----
Core Tier 1            11.1%     11.1%
----------- ----- -------------- -----
Tier 1                 13.4%     13.5%
----------- ----- -------------- -----

RBS Holdings N.V. Selected Key Financials
Risk Asset Ratio*
----------------- -------------- --------
                  At December 31
----------- ----- -------------- --------
            2011       2010      2009
----------- ----- -------------- --------
Core Tier 1 8.4%       8.7%      16.9%
----------- ----- -------------- --------
Tier 1      12.0%      11.0%     19.9%
                           At June 30
----------- ----- -----------------------
                       2012      2011
----------- ----- -------------- --------
Core Tier 1            8.5%      7.4%
----------- ----- -------------- --------
Tier 1                 11.7%     9.6%
----------- ----- -------------- --------

* The ratios published for 2009 were calculated on a Basel I basis and reflect the inclusion of the Dutch State and Banco Santander S.A. acquired businesses existing in the period prior to the legal separation of ABN AMRO Bank N.V. on
April 1, 2010. With effect from June 30, 2010, RBS Holdings N.V. and its consolidated subsidaries migrated to Basel II status; the ratios for 2010, 2011 and 2012 are presented on a Basel II basis.

About Issuer Credit Ratings
An issuer credit rating reflects the assigning rating agency's opinion of the issuer's creditworthiness (i.e., the issuer's ability to pay its obligations when they become due). It is not the rating of any RBS product issued by RBS
Group, RBS plc or RBS NV.

An issuer credit rating has no bearing on how much you may be entitled to be paid on an RBS product or what your return on investment may be. Your return on investment will depend on the terms of the particular RBS product that you buy and how that product performs. An issuer credit rating does not enhance the performance or potential return on any RBS product. If an RBS product or its underlying asset underperforms, your investment may result in a loss, which may be significant, regardless of RBS' issuer credit ratings.

About RBS Group
RBS Group is the issuer of certain RBS products, and the guarantor of the obligations of RBS plc, as the issuer, under certain RBS products. The prospectus will specify if the RBS Group guarantee applies to your RBS products.

For additional information on key financials and financial statements of RBS
Group see RBS Group 2011 Annual Report on Form 20-F as restated on Form 6-K filed on August 10, 2012 and RBS Group 2012 Interim Results (Form 6-K).

About RBS Holdings N.V.

RBS Holdings N.V., a subsidiary of RBS Group, is the guarantor of the obligations of RBS NV, as the issuer, under certain RBS products. The prospectus will specify if the RBS Holdings N.V. guarantee applies to your RBS products.

For additional information on key financials and financial statements of RBS
Holdings N.V., see the RBS Holdings N.V. 2011 Annual Report (Form 20-F) and RBS
Holdings N.V. 2012 Interim Results (Form 6-K).

The Boards of RBS Group, RBS plc, RBS Holdings N.V. and RBS NV (collectively, the RBS Entities) approved the proposed transfers of a substantial part of the business activities of RBS NV to RBS plc, subject, amongst other matters, to regulatory and other approvals, further tax and other analysis in respect of the assets and liabilities to be transferred and employee consultation procedures.
It is expected that the proposed transfers will be implemented on a phased basis over a period ending December 31, 2013. For further information, see the section entitled "Proposed transfers of a substantial part of the business activities of
RBS N.V. to The Royal Bank of Scotland plc (RBS plc)" in Note 17 in the RBS
Group 2012 Interim Results (Form 6-K) and any subsequent documents relating to the proposed transfers that the RBS Entities (defined above) file with the
Securities and Exchange Commission (SEC) and specifically incorporate into their registration statements.

CERTAIN RISK CONSIDERATIONS: An investment in RBS products involves risks, including market risk, liquidity risk, and a possible loss of some or all of your investment. Some RBS products do not pay coupons. Any payment on RBS products will be subject to the ability of the relevant RBS issuer and guarantor, if any, to pay their respective obligations when they become due. You should carefully consider whether the RBS products are suited to your particular circumstances before you buy them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in RBS products. You should carefully read the relevant prospectus for the RBS product, including the "Risk Factors" section in the prospectus, before investing.

IMPORTANT NOTICE: The RBS Entities have filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (SEC) for offerings to which this communication may relate. Before you invest, you should read the relevant prospectus in such registration statement and other documents that have been filed with the SEC for more complete information about the relevant RBS Entities and offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS Group, RBS plc, RBS NV, any underwriter or any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling toll free (866) 747-4332.

For broker-dealer and registered investment adviser use only. Not for distribution to retail investors.